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Articles of Amendment
Filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		19971100991

1.	Entity name:	ORALABS HOLDING CORP.
(If changing the name of the corporation, indicate name BEFORE the name change)

2 .	New Entity name:	CHINA PRECISION STEEL, INC.
(if applicable)

3.	Use of Restricted Words (if any of these
	terms are contained in an entity name, true	☐ “bank” or “trust” or any derivative thereof
	name of an entity, trade name or trademark	☐ “credit union”	☐“savings and loan”
	stated in this document, mark the applicable	☐ “insurance”, “casualty”, “mutual”, or “surety”
box):

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

	If the corporation’s period of duration as amended is perpetual, mark this box:	☒

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgement of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Koff	Douglas	B.
		(Last)	(First)	(Middle)	(Suffix)

303 East 17th Avenue, Suite 940
(Street name and number or Post Office information)

		Denver		CO	80203
		(City)		(State)	(Postal/Zip Code)

		(Province - if applicable)		(Country if not US)
(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CHINA PRECISION STEEL, INC.

KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator, being at least eighteen (18) years or more, and desiring to form a corporation under the Colorado Business Corporation Code, does hereby make, execute, acknowledge, and deliver to the Secretary of State of the State of Colorado these Articles of Incorporation:

ARTICLE I - NAME AND PRINCIPAL OFFICE

The name of the corporation shall be China Precision Steel, Inc., and the address of the corporation's initial principal office shall be 8th Floor, Teda Building, 87 Wing Lok Street, Sheungwan, Hong Kong, PRC.

ARTICLE II - PERIOD OF DURATION

The corporation shall exist in perpetuity from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado, unless sooner dissolved according to law.

ARTICLE III - PURPOSES

The purposes for which the corporation is organized are to engage in, and to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE IV - POWERS

The corporation shall have all powers and rights permitted under the Colorado Business Corporation Act, including without limitation, those necessary, suitable, proper, or convenient to effectuate the purposes for which the corporation is organized.

ARTICLE V - CAPITAL STOCK

The aggregate number of shares of capital stock which the corporation shall have the authority to issue is sixty-two million (62,000,000) shares of a class of $0.001 par value common stock, and eight million (8,000,000) shares of a class of $0.001 par value preferred stock, which may be issued in one or more series. Shares of capital stock may be issued for consideration consisting of any tangible or intangible property or benefit to the corporation and, when issued, shall be fully paid and non-assessable. With respect to the class of preferred shares and any series thereof, the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, and variations in the relative rights and preferences as between different series, shall be established by the Board of Directors in accordance with the Colorado Business Corporation Act. Except for such voting powers, if any, as may be expressly stated by the Board of Directors when establishing the rights and other attributes of preferred stock, the holders of such preferred stock shall have no voting power whatsoever except as required by law. The preferences and relative participating, optional or other special rights, qualifications, limitations, or restrictions of the common stock of the corporation are as follows:

1. Distributions. Distributions in cash, property, or shares of the corporation may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law.

2. Payment on Liquidation. Upon any liquidation, dissolution, or winding-up of the corporation, and after payment or the setting aside of amounts sufficient to provide for payment in full of all debts and liabilities of and other claims against the corporation, the remaining net assets of the corporation shall be distributed pro rata to the holders of the common stock, except as preferential payments of assets may be first paid to holders of preferred shares in accordance with preferences afforded any preferred shares which may subsequently be issued. The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, a portion of its assets, in cash or property, in the manner permitted by law.

3. Voting Rights. Each holder of common stock shall be entitled to one vote, or fraction of a vote, for each share, or corresponding fraction of a share, of common stock held by each such shareholder. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation except to the extent any additional voting group or groups may hereafter be established.

4. Transfer of Shares. The corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its stock or any interest therein, from time to time issued, provided that such restrictions as may from time to time be imposed, or notice of the substance thereof, shall be set forth on the face or back of the certificate representing such shares of stock.

ARTICLE VI - NO CUMULATIVE VOTING

Cumulative voting shall not be permitted in the election of directors of the corporation or otherwise.

ARTICLE VII - QUORUM OF VOTING GROUPS

At all meetings of shareholders, a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

ARTICLE VIII - DIRECTORS

The corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, a Board of Directors.

ARTICLE IX - LIMITATION OF LIABILITY OF DIRECTORS

To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X - RIGHTS OF DIRECTORS AND OFFICERS
TO CONTRACT WITH CORPORATION

1. As used in this section, "conflicting interest transaction" means any of the following:

a. A loan or other transaction involving assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest;

b. A guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or

c. A contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.

2. No conflicting interest transaction shall be either void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because of such conflicting interest in the transaction, or solely because such directors or officers are present at or participate in a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such a conflicting interest transaction, or solely because his or her votes are counted for such purpose if:

a. The material facts of such relationship or interest and as to the conflicting interest transaction are disclosed or known to the board of directors or committee and such board or committee in good faith authorizes, approves, or ratifies the conflicting interests transaction by the affirmative vote of a majority of disinterested directors even though the disinterested directors are less than a quorum; or

b. The material facts of such relationship or interest and as to the conflicting interest transaction are disclosed or known to the shareholders entitled to vote thereon and the conflicting interest transaction is specifically authorized, approved, or ratified in good faith by vote of the shareholders; or

c. The conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such conflicting interest transaction.

ARTICLE XI - INDEMNIFICATION

The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he or she is or was a director, officer, agent, fiduciary or employee of the corporation or because he or she is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

ARTICLE XII - BYLAWS

A majority of the Board of Directors of the corporation shall have the power to adopt such initial bylaws as may be deemed necessary or convenient for the proper government and management of the business and affairs of the corporation, and a majority of the Board of Directors shall have the power to amend, alter, or repeal the same at any regular meeting or at any special meeting called for that purpose.

ARTICLE XIII - NEGATION OF EQUITABLE INTERESTS

Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes 7-107-204 or any similar applicable law, he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes 7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.